Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 30, 2014

BY AND AMONG

OTTAWA SAVINGS BANCORP MHC,

OTTAWA SAVINGS BANCORP, INC.,

OTTAWA SAVINGS BANK FSB

AND

TWIN OAKS SAVINGS BANK

TABLE OF CONTENTS

 Page No.

Introductory Statement		1
ARTICLE I	Definitions	2
ARTICLE II	The Merger	7
2.1	The Merger	7
2.2	Closing	8
2.3	Effective Time	8
2.4	Effect on Outstanding Shares of Ottawa Savings Bancorp Common Stock	9
2.5	Alternative Structure	9
ARTICLE III	Representations and Warranties	9
3.1	Disclosure Letters	9
3.2	Representations and Warranties of Twin Oaks	10
3.3	Representations and Warranties of Ottawa	24
ARTICLE IV	Conduct Pending the Merger	36
4.1	Forbearances by Twin Oaks	36
4.2	Forbearances by Ottawa	40
ARTICLE V	Covenants	40
5.1	Acquisition Proposals	40
5.2	Advice of Changes	41
5.3	Access and Information	42
5.4	Applications; Consents	43
5.5	Antitakeover Provisions	44
5.6	Additional Agreements	44
5.7	Publicity	44
5.8	Stockholders Meeting; Members Meeting	44
5.9	Proxy Statements	46
5.10	Notification of Certain Matters	47
5.11	Employee Benefits Matters	48
5.12	Indemnification	50
5.13	Board of Directors and Executive Officers	51
5.14	Registration of Ottawa Savings Bancorp Common Stock	51
5.15	Branches	52
ARTICLE VI	Conditions to Consummation	52
6.1	Conditions to Each Party’s Obligations	52
6.2	Conditions to the Obligations of Ottawa	52
6.3	Conditions to the Obligations of Twin Oaks	53
ARTICLE VII	Termination	55
7.1	Termination	55
7.2	Termination Fees	57
7.3	Effect of Termination	58

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ARTICLE VIII	Certain Other Matters	58
8.1	Interpretation	58
8.2	Survival	58
8.3	Waiver; Amendment	58
8.4	Counterparts	58
8.5	Governing Law	58
8.6	Expenses	58
8.7	Notices	59
8.8	Entire Agreement; etc.	59
8.9	Successors and Assigns; Assignment	60

Exhibit A: Voting Agreement

Exhibit B: Directors of the Resulting Savings Institution

Exhibit C: Senior Executive Officers of the Resulting Savings Institution

ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 30th day of June, 2014 (“Agreement”), by and among Ottawa Savings Bancorp MHC, a federally chartered mutual holding company (“Ottawa Savings Bancorp MHC”), Ottawa Savings Bancorp, Inc., a federally chartered subsidiary holding company (“Ottawa Savings Bancorp”), Ottawa Savings Bank FSB, a federally chartered stock savings bank (“Ottawa Savings Bank”) (Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank being collectively referred to as “Ottawa”), and Twin Oaks Savings Bank, an Illinois chartered mutual savings bank (“Twin Oaks”).

Introductory Statement

Ottawa Savings Bancorp MHC is a federally chartered mutual holding company with its principal office located at 925 LaSalle Street, Ottawa, Illinois. Ottawa Savings Bancorp MHC owns approximately 58% of the outstanding common stock of Ottawa Savings Bancorp, a federal corporation with its principal offices located at 925 LaSalle Street, Ottawa, Illinois. Ottawa Savings Bank is a federal stock savings bank with its principal offices located at 925 LaSalle Street, Ottawa, Illinois. Ottawa Savings Bancorp owns 100% of the capital stock of Ottawa Savings Bank.

Twin Oaks is an Illinois chartered mutual savings bank with its principal offices located at 125 West Bluff Street, Marseilles, Illinois.

The Board of Directors of each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank and Twin Oaks has determined that this Agreement, the Merger (as defined in Article I) and the related transactions contemplated hereby, are advisable and in the best interests of Ottawa, Twin Oaks, the members of Twin Oaks, the members of Ottawa Savings Bancorp MHC and the stockholders of Ottawa Savings Bancorp.

Ottawa and Twin Oaks each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Ottawa’s willingness to enter into this Agreement, each director and executive officer of Twin Oaks has entered into a Voting Agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will cast his or her votes in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Audited Financial Statements	Section 5.3(f)
Cause	Section 5.11(b)
Closing	Section 2.2
Closing Date	Section 2.2
Disclosure Letter	Section 3.1
Effective Date	Section 2.3
Effective Time	Section 2.3
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(m)
Interim Financial Statements	Section 5.3(f)
Maximum Insurance Amount	Section 5.12(c)
Merger	Section 2.1
Ottawa	Preamble
Ottawa Employee Plans	Section 3.3(o)(i)
Ottawa Members Meeting	Section 5.8(c)
Ottawa Pension Plan	Section 3.3(o)(iii)
Ottawa Proxy Statement	Section 5.9(a)
Ottawa Qualified Plan	Section 3.3(o)(iv)
Ottawa Reports	Section 3.3(aa)
Ottawa Savings Bancorp	Preamble
Ottawa Savings Bancorp Financial Statements	Section 3.3(h)
Ottawa Savings Bancorp MHC	Preamble
Ottawa Savings Bank	Preamble
Ottawa Stockholders Meeting	Section 5.8(a)
Twin Oaks	Preamble
Twin Oaks Continuing Employees	Section 5.11(a)
Twin Oaks Employee Plans	Section 3.2(o)(i)
Twin Oaks Financial Statements	Section 3.2(g)
Twin Oaks Members Meeting	Section 5.8(b)
Twin Oaks Pension Plan	Section 3.2(m)(iii)
Twin Oaks Proxy Statement	Section 5.9(b)
Twin Oaks Qualified Plan	Section 3.2(o)(iv)

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Acquisition Transaction” means any proposal or offer with respect to the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Twin Oaks; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of Twin Oaks’ consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Affiliate” of a person means any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such person.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of Twin Oaks as of the Effective Date, as determined by an Independent Appraisal. The initial Appraised Value shall have been determined as of June 6, 2014. The Appraised Value will be updated as of a date no earlier than 20 calendar days before the Effective Date.

“CRA” means the Community Reinvestment Act, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp or Ottawa Savings Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Illinois Department of Financial and Professional Regulation” means the Illinois Department of Financial and Professional Regulation.

“Independent Appraisal” shall mean the appraisal of the fair market value of Twin Oaks determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the OCC and reasonably acceptable to Twin Oaks and Ottawa.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to a party hereto, actual knowledge of any officer or director of that party with a title of senior vice president or above.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of Ottawa and their Subsidiaries, taken as a whole on the one hand or Twin Oaks on the other hand, as the context may dictate or materially prevents, impairs or threatens the ability of either Ottawa or Twin Oaks, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by the Agreement; provided, however, that any such effect resulting solely from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Ottawa or Twin Oaks required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (v) natural disaster or other force majeure event, shall not be considered in determining if a Material Adverse Effect has occurred except, (A) with respect to clauses (i), (ii) and (iv), unless it uniquely affects such party or any of its Subsidiaries as compared to comparable U.S. banking organizations, and (B) with respect to clause (iii), any effect, circumstance, occurrence or change identified as a result of the preparation of the Audited Financial Statements or the Interim Financial Statements, each as defined in Section 5.3(f) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“Ottawa ESOP” means the Ottawa Savings Bank Employee Stock Ownership Plan and Trust Agreement.

“Ottawa Savings Bancorp Common Stock” means the common stock, par value $.01 per share, of Ottawa Savings Bancorp.

“Ottawa Savings Bancorp Common Stock Market Price Per Share” shall be the fair market value of a share of Ottawa Savings Bancorp Common Stock as determined by the Ottawa Stock Valuation. The initial Ottawa Savings Bancorp Common Stock Market Price Per Share shall have been determined as of June 6, 2014. The Ottawa Savings Bancorp Common Stock Market Price Per Share will be updated as of a date no earlier than 20 calendar days before the Effective Date.

“Ottawa Stock Valuation” means the fair market value of a share of Ottawa Savings Bancorp Common Stock as determined by a fair valuation of the outstanding shares of Ottawa Savings Bancorp Common Stock prepared by an independent appraisal firm that is expert in preparing stock valuations for financial institutions.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which a party hereto has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that Twin Oaks’ Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisors, would, if consummated, result in a transaction that is more favorable to the members of Twin Oaks than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Voting Agreement” means the agreement, in the form of Exhibit A hereto, executed by each of the directors and executive officers of Twin Oaks to cast his or her votes in favor of this Agreement and the Merger.

ARTICLE II

The Merger

2.1     The Merger.

(a)     General. On the Effective Date, Twin Oaks will merge with and into Ottawa Savings Bank with Ottawa Savings Bank as the resulting institution (the “Merger”). At the Effective Time of the Merger, the separate corporate existence of Twin Oaks shall cease. Ottawa Savings Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OCC thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each borrower member of Twin Oaks and each holder of a deposit account in Twin Oaks as of the Effective Time of the Merger shall have the same rights and privileges in Ottawa Savings Bank as if such borrowing and/or deposit account, respectively, had been established at Ottawa Savings Bank, and all deposit accounts established at Twin Oaks prior to the Effective Time of the Merger shall confer on a depositor the same rights and privileges in Ottawa Savings Bank as if such deposit account had been established at Ottawa Savings Bank on the date established at Twin Oaks.

(b)     Federal Reserve Board Approval OCC and Illinois Department of Financial and Professional Regulation Approval. The Merger shall not be effective until and unless the acquisition of Twin Oaks by Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp is approved by the Federal Reserve Board and the Merger is approved by the OCC and, if required, the Illinois Department of Financial and Professional Regulation. The Effective Date of the Merger shall be the date on which articles of combination for the Merger are endorsed by the OCC.

(c)     Home Office and Branches of Resulting Institutions. The home office of the resulting institution from the Merger shall be 925 LaSalle Street, Ottawa, Illinois 61350. The branch offices of Ottawa Savings Bank and Twin Oaks that are in lawful operation immediately prior to the Merger shall continue to be operated, at the same locations, as branch offices of the resulting institution; provided however, that the branch offices of Twin Oaks located at 125 West Bluff Street, Marseilles, Illinois 61341 and 1508 Creek Drive, Morris, Illinois 60450 will be operated under the name “Twin Oaks Savings Bank, a division of Ottawa Savings Bank,” subject to applicable laws, rules and regulations governing names of divisions of federal savings banks.

(d)     Business of Resulting Institutions. The business of Ottawa Savings Bank as the resulting institution shall be that of a federally chartered savings bank as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Twin Oaks and Ottawa Savings Bank shall be automatically transferred to and vested in Ottawa Savings Bank as the resulting institution by virtue of the Merger without any deed or other document of transfer. Ottawa Savings Bank as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Twin Oaks and Ottawa Savings Bank. Ottawa Savings Bank as the resulting institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Twin Oaks and Ottawa Savings Bank immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Twin Oaks and Ottawa Savings Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Twin Oaks or Ottawa Savings Bank. All rights of creditors and other obligees and all liens on property of either Twin Oaks or Ottawa Savings Bank shall be preserved and shall not be released or impaired. The interests of members, if any, in Twin Oaks and Ottawa Savings Bank shall continue after the Merger in the resulting institution.

(e)     Directors and Officers of Resulting Institution. In accordance with Section 5.13(c) hereof, the directors of Ottawa Savings Bank, as the resulting institution, following the Merger shall be those persons identified in Exhibit B hereto and the senior executive officers of Ottawa Savings Bank, as the resulting institution, following the Merger shall be those persons identified in Exhibit C hereto.

2.2     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street, N.W., Washington, DC at 10:00 a.m. on the date designated by Ottawa within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or at such other location or such later date as the parties may otherwise agree (the “Closing Date”).

2.3      Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver articles of combination to the OCC for filing and endorsement pursuant to the HOLA and the regulations of the OCC thereunder with respect to the Merger. The Merger shall become effective on such date (the “Effective Date”) and at such time as the parties hereto agree and specify in the articles of combination (the time such merger becomes effective being the “Effective Time”).

2.4     Effect on Outstanding Shares of Ottawa Savings Bancorp Common Stock.

(a) Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Ottawa Savings Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Ottawa Savings Bancorp and shall not be affected by the Merger.

(b) At the Effective Time, Ottawa Savings Bancorp shall issue to Ottawa Savings Bancorp MHC a number of additional shares of Ottawa Savings Bancorp Common Stock equal to the quotient obtained by dividing the Appraised Value of Twin Oaks by the Ottawa Savings Bancorp Common Stock Market Price Per Share rounded to the nearest whole number of shares.

2.5     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Ottawa may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Ottawa may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or members of Twin Oaks; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond December 31, 2014; or (iii) change the benefits or other arrangements provided to or on behalf of Twin Oaks’ directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III

Representations and Warranties

3.1     Disclosure Letters. Prior to the execution and delivery of this Agreement, Twin Oaks on the one hand and Ottawa on the other hand have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Sections 3.2 and 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the section of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2     Representations and Warranties of Twin Oaks. Except as set forth in the Twin Oaks Disclosure Letter, Twin Oaks represents and warrants the following to Ottawa:

(a)     Organization. Twin Oaks is a savings bank validly existing in the mutual form of organization under the laws of State of Illinois. Twin Oaks has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Twin Oaks is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Twin Oaks. Twin Oaks has no direct or indirect subsidiaries.

(b)     Capital Structure. As of the date of this Agreement, (i) Twin Oaks does not have any authorized or outstanding capital stock, and (ii) Twin Oaks does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Twin Oaks to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Twin Oaks or obligating Twin Oaks to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(c)     Authority. Twin Oaks has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(e), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Twin Oaks’ Board of Directors, and, except for the approval and adoption of this Agreement by the members of Twin Oaks, no other corporate proceedings on the part of Twin Oaks are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Twin Oaks and constitutes a valid and binding obligation of Twin Oaks, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d)     No Violations. The execution, delivery and performance of this Agreement by Twin Oaks do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Twin Oaks (or any of its properties) is subject, (ii) violate the chartering documents or bylaws of Twin Oaks or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Twin Oaks under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Twin Oaks is a party, or to which any of its properties or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Twin Oaks.

(e)     Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or, except for the approval of members referred to in Section 3.2(c), any third party are required to be made or obtained in connection with the execution and delivery by Twin Oaks of this Agreement or the consummation by Twin Oaks of the merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by federal and state banking authorities, including filings and notices with the Federal Reserve Board, the OCC and the Illinois Department of Financial and Professional Regulation and (ii) the filing of articles of combination with the OCC. As of the date hereof, Twin Oaks has no knowledge of any reason pertaining to Twin Oaks why any of the approvals referred to in this Section 3.2(e) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(f)     Governmental Filings. Twin Oaks has filed all material reports, schedules, registration statements and other documents that it has been required to file since January 1, 2011 with the State of Illinois, the FDIC, the Illinois Department of Financial and Professional Regulation and any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(g)     Financial Statements.     Twin Oaks has previously provided to Ottawa its balance sheets as of March 31, 2014 and 2013 and related statements of income, for each of the two years in the period ended March 31, 2013 (the “Twin Oaks Financial Statements”). The Twin Oaks Financial Statements were prepared from the books and records of Twin Oaks, fairly present the financial position of Twin Oaks at and as of the dates indicated and the results of operations, retained earnings and cash flows of Twin Oaks for the periods indicated.

(h)     Absence of Certain Changes or Events. Since March 31, 2013, (i) Twin Oaks has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Twin Oaks (iii) except as contemplated by Section 5.11 of this Agreement, there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Twin Oaks to any of its directors, officers or employees, other than in conformity with the policies and practices of Twin Oaks in the usual and ordinary course of its business, (iv) except as contemplated by Section 5.11 of this Agreement, Twin Oaks has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of Twin Oaks in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Twin Oaks other than as required by GAAP.

(i)     Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Twin Oaks, threatened against or affecting Twin Oaks or any property or asset of Twin Oaks that, (i) are seeking damages or declaratory relief against Twin Oaks or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of Twin Oaks, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Twin Oaks. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Twin Oaks.

(j)     Absence of Regulatory Actions. Since January 1, 2011, Twin Oaks has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the knowledge of Twin Oaks, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of Twin Oaks.

(k)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Twin Oaks have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Twin Oaks have been paid in full or adequate provision has been made for any such Taxes. Except as set forth in the Twin Oaks Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Twin Oaks, and no claim has been made by any authority in a jurisdiction where Twin Oaks does not file tax returns that Twin Oaks is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Twin Oaks have been paid in full or adequate provision has been made for any such Taxes. Twin Oaks has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Twin Oaks has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Twin Oaks has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Twin Oaks is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment to any individual of any “excess parachute payments” within the meaning of Section 280G of the IRC and Twin Oaks has not made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(l)     Agreements.

(i)     Twin Oaks’ Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Twin Oaks is a party or is bound:

(A)      with any officer of Twin Oaks the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Twin Oaks of the nature contemplated by this Agreement;

(B)      with respect to the employment of any directors, officers, employees or consultants;

(C)      any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(D)      that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of Twin Oaks (or, following the consummation of the transactions contemplated hereby, Ottawa or any of its Subsidiaries), (2) obligates Twin Oaks or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Ottawa or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires Twin Oaks to make available investment opportunities to any person on a priority or exclusive basis;

(E)     pursuant to which Twin Oaks may become obligated to invest in or contribute capital to any entity;

(F)     that relates to borrowings of money (or guarantees thereof) by Twin Oaks in excess of $50,000, other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(G)      which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(H)     that was not made in the ordinary course of business which is material to Twin Oaks and is to be performed in whole or in part at or after the execution of this Agreement or was entered into not more than two years before such execution. Only contracts need be identified as to which Twin Oaks is a party or has succeeded to a party by assumption or assignment or in which Twin Oaks has a beneficial interest;

(I)     that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Twin Oaks;

(J)     that relates to the involvement of Twin Oaks in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(K)     upon which Twin Oaks’ business is substantially dependent, as in the case of continuing contracts to sell the major part of Twin Oaks’ products or services or to purchase the major part of Twin Oaks’ requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which Twin Oaks’ business depends to a material extent;

(L)     calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15% of the fixed assets of Twin Oaks;

(M)     which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum;

(N)     which is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of the Twin Oaks participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of the Twin Oaks participates shall be identified unless immaterial in amount or significance; and

(O)     which is not of the type described in clauses (A) through (N) above and that involved payments by, or to, Twin Oaks in the fiscal year ended March 31, 2014, or which could reasonably be expected to involve such payments during the fiscal year ending March 31, 2015, of more than $25,000 (excluding Loans or Deposits) or the termination of which would require payment by Twin Oaks in excess of $25,000.

(ii)     Twin Oaks is not in default under (and, to Twin Oaks’ knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Twin Oaks, no other party to any such agreement (excluding any loan or extension of credit made by Twin Oaks) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Twin Oaks.

(m)     Intellectual Property. Twin Oaks owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Twin Oaks’ Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Twin Oaks for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Twin Oaks is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Twin Oaks, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Twin Oaks is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Twin Oaks. Twin Oaks has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Twin Oaks must license or refrain from using any intellectual property rights of a third party). To the knowledge of Twin Oaks, Twin Oaks has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Twin Oaks.

(n)     Labor Matters.

(i)     Twin Oaks is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Twin Oaks is not and has never been a party to, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Twin Oaks is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Twin Oaks, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Twin Oaks pending or, to the knowledge of Twin Oaks, threatened.

(ii)     Twin Oaks’ Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of Twin Oaks and any consultants or independent contractors providing services to Twin Oaks; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(o)     Employee Benefit Plans.

(i)     Twin Oaks’ Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Twin Oaks (hereinafter referred to collectively as the “Twin Oaks Employee Plans”). There has been no announcement or commitment by Twin Oaks to create an additional Twin Oaks Employee Plan, or to amend any Twin Oaks Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such Twin Oaks Employee Plan. With respect to each Twin Oaks Employee Plan, Twin Oaks has previously made available to Ottawa a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Twin Oaks Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Twin Oaks Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Twin Oaks Employee Plan, to the extent available, if the Twin Oaks Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such Twin Oaks Employee Plan is a Twin Oaks Pension Plan and any subsequent changes to the actuarial assumptions contained therein. Each Twin Oaks Employee Plan that provides for the payment of “deferred compensation,” including any employment agreement between Twin Oaks and any employee, complies in all material respects with Section 409A of the IRC.

(ii)     There is no pending or, to Twin Oaks’ knowledge, threatened litigation, administrative action or proceeding relating to any Twin Oaks Employee Plan. All of the Twin Oaks Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To Twin Oaks’ knowledge, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Twin Oaks Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Twin Oaks under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)     No liability to the Pension Benefit Guarantee Corporation has been or is expected by Twin Oaks to be incurred with respect to any Twin Oaks Employee Plan that is subject to Title IV of ERISA (“Twin Oaks Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Twin Oaks or any ERISA Affiliate. No Twin Oaks Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Twin Oaks Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Twin Oaks Pension Plan as of the end of the most recent plan year with respect to the respective Twin Oaks Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Twin Oaks Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Twin Oaks Pension Plan within the 12-month period ending on the date hereof. Twin Oaks has not provided, and is not required to provide, security to any Twin Oaks Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Twin Oaks, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)     Each Twin Oaks Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an “Twin Oaks Qualified Plan”) has received a favorable determination letter from the IRS, and, to the knowledge of Twin Oaks, there are not any circumstances likely to result in revocation of any such favorable determination letter.

(v)     Twin Oaks does not have any obligations for post-retirement or post-employment welfare benefits under any Twin Oaks Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. Except as set forth in the Twin Oaks’ Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Twin Oaks to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Twin Oaks Employee Plan or accelerate the time of payment or vesting of any such benefit.

(vi)     All contributions required to be made with respect to Twin Oaks Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Twin Oaks Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Twin Oaks. Each Twin Oaks Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(vii)     Twin Oaks’ Disclosure Letter contains a calculation of the severance payment (estimated where necessary) and a description of other benefits payable to each director, officer or employee of Twin Oaks that is a party to a severance, change in control or employment agreement, assuming that such person’s service with Twin Oaks terminates as of the Effective Time.

(p)     Title to Assets. The Twin Oaks Disclosure Letter contains a complete and accurate list of all real property owned or leased by Twin Oaks, including all properties of Twin Oaks classified as “Real Estate Owned” or words of similar import. Twin Oaks has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Twin Oaks is lessee or lessor is valid and in full force and effect and neither Twin Oaks, nor, to the knowledge of Twin Oaks, any other party to any such lease, is in default or in violation of any material provisions of any such lease. Twin Oaks has previously delivered to Ottawa a complete and correct copy of such lease. All real property owned or leased by Twin Oaks is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Twin Oaks to be adequate for the current business of Twin Oaks. To the knowledge of Twin Oaks, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q)     Compliance with Laws. Twin Oaks conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Oaks. Twin Oaks has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of Twin Oaks, threatened. Twin Oaks is not in violation of and Twin Oaks has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Twin Oaks.

(r)     Environmental Matters.

(i)     Each of Twin Oaks’ properties, the Participation Facilities, and, to the knowledge of Twin Oaks, the Loan Properties are, and have been, during the period of Twin Oaks’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Twin Oaks, threatened, before any court, or Governmental Entity against Twin Oaks or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Twin Oaks or any Participation Facility.

(iii)     To the knowledge of Twin Oaks, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Twin Oaks in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)     Twin Oaks has not received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)     To the knowledge of Twin Oaks, there are no underground storage tanks at any properties owned or operated by Twin Oaks or any Participation Facility and, except as set forth in the Twin Oaks Disclosure Letter, no underground storage tanks have been closed or removed from any properties owned or operated by Twin Oaks or any Participation Facility.

(vi)     During the period of (A) the ownership or operation by Twin Oaks of any of its current properties or (B) the participation of Twin Oaks in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Twin Oaks, prior to the period of (A) the ownership or operation by Twin Oaks of any of its current properties or (B) the participation of Twin Oaks in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(s)     Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i)     All Loans held by Twin Oaks were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, and, to the knowledge of Twin Oaks, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii)     With respect to each Loan owned by Twin Oaks in whole or in part:

(A)     the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B)     neither Twin Oaks, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)     Twin Oaks is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of Twin Oaks;

(D)     the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(E)     with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(F)     there is no pending or, to the knowledge of Twin Oaks, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Twin Oaks; and

(G)     other than foreclosure or other collection proceedings initiated by Twin Oaks in the ordinary course of business, to the knowledge of Twin Oaks, there is no litigation or proceeding pending or, to the knowledge of Twin Oaks, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(iii)     Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv)     The allowance for loan losses reflected in Twin Oaks’ balance sheet at March 31, 2014 was, and the allowance for loan losses shown on the balance sheets in Twin Oaks’ Reports for periods ending after March 31, 2014, in the opinion of management, was or will be adequate, as of the dates thereof.

(v)     Twin Oaks’ Disclosure Letter sets forth a true and complete listing, as of March 31, 2014, of:

(A)     all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B)     Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Twin Oaks due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(vi)     Twin Oaks is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Twin Oaks that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Twin Oaks is listed in the Twin Oaks Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(vii)      (A) Twin Oaks’ Disclosure Letter sets forth a list of all Loans as of the date hereof by Twin Oaks to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Twin Oaks, (B) there are no Loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(t)     Deposits. The deposit accounts of Twin Oaks are insured by the FDIC to the maximum extent permitted by law. Except as set forth in the Twin Oaks Disclosure Letter, none of the deposits of Twin Oaks is a “brokered” deposit.

(u)     Anti-takeover Provisions Inapplicable. Twin Oaks has taken all actions required to exempt Ottawa, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v)     Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no officer or director of Twin Oaks, or any affiliate of any such officer or director, has any material interest, directly or indirectly, in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Twin Oaks.

(w)     Insurance. In the opinion of management, Twin Oaks is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Twin Oaks’ Disclosure Letter contains a list of all policies of insurance carried and owned by Twin Oaks showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by Twin Oaks are in full force and effect, Twin Oaks is not in default thereunder, all premiums and other payments due under such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(x)     Investment Securities.

(i)     Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Twin Oaks is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)     Twin Oaks is not party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(y)     Indemnification. Except as provided in the charter or bylaws of Twin Oaks, Twin Oaks is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Twin Oaks and, to the knowledge of Twin Oaks, there are no claims for which any such person would be entitled to indemnification under the Articles of Incorporation and bylaws of Twin Oaks, under any applicable law or regulation or under any employment-related agreement.

(z)     Books and Records. The books and records of Twin Oaks have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(aa)     Corporate Documents. Twin Oaks has previously furnished or made available to Ottawa a complete and correct copy of its charter and bylaws as in effect as of the date of this Agreement. Twin Oaks is not in violation of its chartering documents, bylaws or similar organizational documents. The minute books of Twin Oaks constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its members.

(bb)     CRA, Anti-Money Laundering, OFAC and Customer Information Security. Twin Oaks has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Twin Oaks does not have knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the knowledge of Twin Oaks, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either to undertake any remedial action. The Board of Directors of Twin Oaks has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Twin Oaks has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(cc)     Undisclosed Liabilities. Twin Oaks has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the balance sheet of Twin Oaks as of March 31, 2014, except for (i) liabilities incurred since March 31, 2014 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Twin Oaks, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(dd)     Fees. Neither Twin Oaks nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Twin Oaks in connection with this Agreement or the transactions contemplated hereby.

3.3     Representations and Warranties of Ottawa. Except as set forth in the Ottawa Disclosure Letter, Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank jointly and severally represent and warrant the following. Any reference to “Ottawa” in this Section 3.3 shall include each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and/or Ottawa Savings Bank individually, as and to the extent applicable.

(a)     Organization. Ottawa Savings Bancorp MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Ottawa Savings Bancorp is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Ottawa Savings Bank is a stock savings bank, validly existing and in good standing under the laws of the United States of America. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Ottawa, considered as a whole.

(b)      Subsidiaries.

(i)     The authorized capital stock of Ottawa Savings Bank consists of 5,000 shares of common stock, par value $1.00 per share, 100 of which are issued and outstanding and are owned by Ottawa Savings Bancorp and were issued in full compliance with all applicable laws and are owned by Ottawa Savings Bancorp free and clear of all liens and encumbrances.

(ii)     Ottawa Savings Bancorp MHC has no Subsidiaries other than Ottawa Savings Bancorp. Ottawa Savings Bancorp has no direct Subsidiaries other than Ottawa Savings Bank. Each of Ottawa Savings Bank’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Ottawa considered as a whole.

(iii)     The outstanding shares of capital stock of each Ottawa Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of Ottawa Savings Bank or any Subsidiary of Ottawa Savings Bank are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)     Ottawa Savings Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and no other Subsidiary of Ottawa is an “insured depository institution.”

(c)     Capital Structure.

(i)     The authorized capital stock of Ottawa Savings Bancorp consists of 12,000,000 shares of Ottawa Savings Bancorp Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share.

(ii)     As of March 31, 2014, (A) 2,117,979 shares of Ottawa Savings Bancorp Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of Ottawa Savings Bancorp preferred stock were issued and outstanding; and (C) 4,539 shares of Ottawa Savings Bancorp Common Stock were reserved for issuance pursuant to outstanding grants or awards under Ottawa Savings Bancorp’s stock-based benefit plans. Ottawa Savings Bancorp MHC is the record and beneficial owner of 1,223,701 shares of Ottawa Savings Bancorp Common Stock.

(iii)     The shares of Ottawa Savings Bancorp Common Stock to be issued to Ottawa Savings Bancorp MHC upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. The issuance of the shares of Ottawa Savings Bancorp Common Stock to Ottawa Savings Bancorp MHC upon consummation of the Merger is exempt from registration under the Securities Act of 1933, as amended.

(d)     Authority. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank, and no other corporate proceedings on the part of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp or Ottawa Savings Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval and adoption of this Agreement by the holders of the outstanding shares of Ottawa Savings Bancorp Common Stock (ii) if required, the approval and adoption of this Agreement, or any other matters required to be approved or adopted in or to carry out the intentions of this Agreement, by the members of Ottawa Savings Bancorp MHC. This Agreement has been duly and validly executed and delivered by each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)     No Violations. The execution, delivery and performance of this Agreement by Ottawa does not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Ottawa (or any of its properties) is subject, (ii) violate the charter or bylaws of Ottawa or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Ottawa under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Ottawa is a party, or to which any of its properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Ottawa considered as a whole.

(f)     Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity, expect for the approval of members referred to in Section 3.3(d), if required, or any third party are required to be made or obtained in connection with the execution and delivery by Ottawa of this Agreement or the consummation by Ottawa of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, including filings and notices with the Federal Reserve Board and the OCC and, if applicable, the Illinois Department of Financial and Professional Regulation and (ii) the filing of articles of combination with the OCC. As of the date hereof, Ottawa knows of no reason pertaining to Ottawa why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)     Governmental Filings. Ottawa has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2011, with the OCC, FDIC, and any other Governmental Entity, except where the failure to file such report, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ottawa. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)     Financial Statements.     Ottawa Savings Bancorp has previously provided to Twin Oaks its audited statements of financial condition as of December 31, 2013 and 2012 and related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2013 together with notes thereto, accompanied by the audit report of Ottawa Savings Bancorp’s independent public auditors (the “Ottawa Savings Bancorp Financial Statements”). The Ottawa Savings Bancorp Financial Statements were prepared from the books and records of Ottawa Savings Bancorp, fairly present the consolidated financial position of Ottawa Savings Bancorp at and as of the dates indicated and the consolidated results of operations, stockholders’ equity and cash flows of Ottawa Savings Bancorp for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(i)     Absence of Certain Changes or Events. Since December 31, 2013, (i) Ottawa has conducted its business only in the ordinary and usual course of such business consistent with its past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Ottawa considered as a whole.

(j)     Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Ottawa, threatened against or affecting Ottawa or any of its Subsidiaries or any property or asset of Ottawa or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Ottawa or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of Ottawa there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Ottawa or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Ottawa or any of its Subsidiaries.

(k)     Absence of Regulatory Actions. Except as set forth in the Ottawa Disclosure Letter, since January 1, 2011, neither Ottawa nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the knowledge of Ottawa, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of Ottawa.

(l)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Ottawa have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Ottawa have been paid in full or adequate provision has been made for any such Taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Ottawa, and no claim has been made by any authority in a jurisdiction where Ottawa does not file tax returns that Ottawa is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Ottawa have been paid in full or adequate provision has been made for any such taxes. Ottawa has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Ottawa and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Ottawa and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(m)     Intellectual Property. Ottawa owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by Ottawa, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Ottawa is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Ottawa. Ottawa has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Ottawa must license or refrain from using any intellectual property rights of a third party). To the knowledge of Ottawa, Ottawa has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Ottawa.

(n)     Labor Matters. Ottawa is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Ottawa has not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Ottawa is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Ottawa pending or, to the knowledge of Ottawa, threatened.

(o)     Employee Benefit Plans.

(i)     The Ottawa Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank which hereinafter referred to collectively as the “Ottawa Employee Plans.” The Ottawa Disclosure Letter identifies each Ottawa Employee Plan to which a Twin Oaks employee will be subject or in which such employee will be eligible to participate. There has been no announcement or commitment by Ottawa to create an additional Ottawa Employee Plan, or to amend any Ottawa Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such Ottawa Employee Plan.

(ii)     There is no pending or, to Ottawa’s knowledge, threatened litigation, administrative action or proceeding relating to any Ottawa Employee Plan. All of the Ottawa Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Ottawa Employee Plans which is likely to result in the imposition of any penalties or Taxes upon Ottawa under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)     No liability to the Pension Benefit Guarantee Corporation has been or is expected by Ottawa to be incurred with respect to any Ottawa Employee Plan that is subject to Title IV of ERISA (“Ottawa Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Ottawa or any ERISA Affiliate. No Ottawa Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Ottawa Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Ottawa Pension Plan as of the end of the most recent plan year with respect to the respective Ottawa Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Ottawa Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Ottawa Pension Plan within the 12-month period ending on the date hereof. Ottawa has not provided, or been required to provide, security to any Ottawa Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Ottawa, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)     Each Ottawa Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Ottawa Qualified Plan”) has received a favorable determination letter from the IRS, and, to the knowledge of Ottawa, there are not any circumstances likely to result in revocation of any such favorable determination letter. Each Ottawa Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Ottawa Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)     Except as set forth in the Ottawa Disclosure Letter, Ottawa does not have any obligations for post-retirement or post-employment benefits under any Ottawa Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Ottawa to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Ottawa Employee Plan or accelerate the time of payment or vesting of any such benefit.

(p)     Title to Assets. Ottawa has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Ottawa is lessee or lessor is valid and in full force and effect and neither Ottawa, nor, to the knowledge of Ottawa, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Ottawa is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Ottawa to be adequate for the current business of Ottawa. To the knowledge of Ottawa, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q)     Compliance with Laws. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ottawa. Ottawa has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of Ottawa, threatened. Ottawa is not in violation of or has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Ottawa, considered as a whole.

(r)     Environmental Matters.

(i)     Each of Ottawa’s properties, the Participation Facilities, and, to the knowledge of Ottawa, the Loan Properties, are, and have been, during the period of Ottawa’s ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Ottawa, threatened, before any court or Governmental Entity against Ottawa or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Ottawa or any Participation Facility.

(iii)     To the knowledge of Ottawa, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Ottawa in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)     Ottawa has not received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)     To the knowledge of Ottawa, there are no underground storage tanks at any properties owned or operated by Ottawa or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Ottawa or any Participation Facility.

(vi)     During the period of (A) the ownership or operation by Ottawa of any of its current properties or (B) the participation of Ottawa in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Ottawa, prior to the period of (A) the ownership or operation by Ottawa of any of its current properties or (B) the participation of Ottawa in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(s)     Loan Portfolio; Allowance for Loan Losses.

(i)     All Loans held by Ottawa Savings Bank were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, and, to the knowledge of Ottawa, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii)     Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)     The allowance for loan losses reflected in Ottawa audited balance sheet at December 31, 2013 was, and the allowance for loan losses shown on the balance sheets in Ottawa Savings Bancorp Financial Statements for periods ending after December 31, 2013, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(iv)     Ottawa’s Disclosure Letter sets forth a true and complete listing, as of March 31, 2014, of:

(A)     all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B)     Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Ottawa due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(v)     Neither Ottawa Savings Bank nor any of its Subsidiaries is a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Ottawa Savings Bank or any of its Subsidiaries that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Ottawa Savings Bank or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(vi)     (A) There are no Loans to any Ottawa employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (B) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(t)     Deposits. The deposit accounts of Ottawa Savings Bank are insured by the FDIC to the maximum extent permitted by law.

(u)     Insurance. In the opinion of management, Ottawa is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Ottawa are in full force and effect, Ottawa is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion.

(v)     Investment Securities.

(i)     Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Ottawa is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)     Neither Ottawa nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(w)     Books and Records. The books and records of Ottawa and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(x)     Corporate Documents. Ottawa has previously furnished or made available to Twin Oaks a complete and correct copy of its charter and bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Ottawa nor any of their Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of Ottawa and each of its Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and their stockholders or members, as the case may be.

(y)     CRA, Anti-Money Laundering, OFAC and Customer Information Security. Ottawa Savings Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Ottawa does not have knowledge of any facts or circumstances that would cause Ottawa Savings Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the knowledge of Ottawa, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Ottawa or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Ottawa Savings Bank has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)     Undisclosed Liabilities. To its knowledge, Ottawa has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Ottawa as of December 31, 2013, except for (i) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Ottawa’s ability to perform its obligations under this Agreement, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement. Further, to Ottawa’s knowledge, there are no liabilities for environmental hazards which would adversely impact its ability to perform under this Agreement.

(aa)     Securities Filings. Ottawa has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2011 (collectively, “Ottawa Reports”). None of the Ottawa Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Ottawa Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Ottawa included in the Ottawa Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(bb)     Internal Controls. Ottawa has devised and maintains a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Except as disclosed in the Ottawa Reports, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Ottawa’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Ottawa’s internal controls over financial reporting.

ARTICLE IV

Conduct Pending the Merger

4.1     Forbearances by Twin Oaks. Except as expressly contemplated or permitted by this Agreement or disclosed in Twin Oaks’ Disclosure Letter, during the period from the date of this Agreement to the Effective Time of the Merger, Twin Oaks shall not without the prior written consent of Ottawa Savings Bank, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)     conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use its reasonable efforts maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          (i)     incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities consistent with past practice or (B) borrowings from the Federal Home Loan Bank or (C) borrowing pursuant to Twin Oaks’ current line of credit with the Bankers Bank, Madison, Wisconsin;

(ii)     prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder; or

(iii)     purchase any brokered certificates of deposit.

(c)     make, declare or pay any dividend or make any other distribution to its members other than the payment of interest on its savings accounts in the ordinary course of business;

(d)      other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e)      make any equity investment, other than required purchases of FHLB stock, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity or form any new subsidiary;

(f)     enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum;

(g)     make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $400,000 with respect to any individual borrower, or (ii) loans or advances as to which it has a binding obligation to make such loans or advances as of the date hereof; provided, however, in the event Twin Oaks requests in the manner contemplated by Section 8.7 that Ottawa approve a loan requiring Ottawa’s approval hereunder and Ottawa fails to respond thereto in writing within three (3) business days, such approval shall be deemed to have been given;

(h)     except as described in Twin Oaks’ Disclosure Letter and except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) make or increase any Loan, or commit to make or increase any such Loan, to any director or executive officer of Twin Oaks, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)            (i)     increase in any manner the compensation or fringe benefits of any of its employees or directors or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)     become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director; or

(iii)     appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee at an annual salary in excess of $25,000 per annum;

(j)      commence any action or proceeding, other than to enforce any obligation owed to Twin Oaks and in accordance with past practice or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $25,000 or (ii) that would impose any material restriction of the operations of Ottawa;

(k)      amend its charter or bylaws;

(l)     increase the interest paid on certificates of deposit;

(m)     restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n)     make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(o)     make any capital expenditures in excess of $25,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or as required by Government Regulators;

(p)     establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(q)     enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(r)     make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Governmental Entity;

(s)     except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(i)            issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Ottawa and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Ottawa (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)           issue any communication of a general nature to customers without the prior approval of Ottawa (which shall not be unreasonably withheld, conditioned or delayed);

(t)     make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)      take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)      implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(w)      agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Twin Oaks or response thereto by Ottawa shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2          Forbearances by Ottawa. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Ottawa shall not, nor shall they permit any Subsidiary to, without the prior written consent of Twin Oaks, which shall not unreasonably be withheld, conditioned or delayed:

(a)     conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)     take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c)     take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

(d)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

Covenants

5.1           Acquisition Proposals.

(a)     From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as permitted by this Agreement, Twin Oaks shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding Twin Oaks to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Ottawa), regarding an Acquisition Proposal; or (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Twin Oaks or any investment banker, financial advisor, attorney, accountant or other representative retained by Twin Oaks shall be deemed to be a breach of this Section 5.1 by Twin Oaks. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by Twin Oaks’ members at a meeting of the members of Twin Oaks, this Section 5.1(a) shall not prohibit Twin Oaks from furnishing nonpublic information regarding Twin Oaks to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to Twin Oaks by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) Twin Oaks has not breached any of the covenants set forth in this Section 5.1, (3) Twin Oaks’ Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations under applicable law, and (4) at least three (3) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, Twin Oaks gives Ottawa written notice of the identity of such person and of Twin Oaks’ intention to furnish non-public information to, or enter into discussions with, such person and Twin Oaks receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Ottawa and Twin Oaks.

(b)     Twin Oaks will notify Ottawa Savings Bancorp immediately orally (within three (3) Business Days) and in writing (within five (5) Business Days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Ottawa Savings Bancorp any written materials received by Twin Oaks in connection therewith. Twin Oaks will keep Ottawa Savings Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)     Twin Oaks will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Twin Oaks shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party.

5.2     Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3     Access and Information.

(a)     Upon reasonable notice, Twin Oaks shall afford Ottawa and Ottawa shall afford Twin Oaks, and their representatives (including, without limitation, directors, officers and employees of each of Ottawa and Twin Oaks and its affiliates and counsel, accountants and other professionals retained by Ottawa or Twin Oaks, as applicable) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and, subject to the requirements of the independent auditors of such party, work papers of independent auditors), contracts, properties, personnel and to such other information relating to Twin Oaks and Ottawa, as the case may be, as Ottawa or Twin Oaks may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Twin Oaks or Ottawa in this Agreement.

(b)     From the date hereof until the Effective Time of the Merger, Twin Oaks and Ottawa shall each promptly provide the other with (i) a copy of each report, schedule and other document filed with or, unless prohibited by law or regulation, received by it from a Governmental Entity, (ii) a copy of any materials furnished to its senior management and all materials furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as Ottawa or Twin Oaks may reasonably request. Notwithstanding the foregoing, neither, Twin Oaks nor Ottawa shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)     Neither Ottawa nor Twin Oaks will, and will each cause its representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information and documents obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All information and documents obtained pursuant to this Section 5.3 shall be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated September 21, 2013, between Ottawa and Twin Oaks.

(d)     From and after the date hereof, representatives of Ottawa Savings Bank and Twin Oaks shall meet on a regular basis to discuss and plan for the conversion of Twin Oaks’ data processing and related electronic informational systems to those used by Ottawa Savings Bank with the goal of conducting such conversion simultaneously with the consummation of the Merger.

(e)     Within ten Business Days following the end of each calendar month, Twin Oaks will provide Ottawa with an updated list of Loans described in Section 3.2(s)(v).

(f)     As soon as reasonably practicable after the date hereof, Twin Oaks will have Crowe Horwath LLP prepare, and Twin Oaks will provide to Ottawa, audited balance sheets as of March 31, 2014 and related statements of income, changes in retained earnings and cash flows for the period ended March 31, 2014, together with notes (the “Audited Financial Statements”). Through the Closing Date, each of Twin Oaks and Ottawa shall continue to prepare and provide to the other unaudited statements of income, and, in the case of Ottawa, all Ottawa Reports, for each interim period following the period ended March 31, 2014 (the “Interim Financial Statements”). As of their respective dates, the foregoing financial statements shall be prepared in accordance with GAAP. The books and records of each of Twin Oaks and Ottawa shall be maintained in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP shall not have resigned (or informed Twin Oaks that it intends to resign) or been dismissed as Twin Oaks’ independent accountants as a result of or in connection with any disagreements with Twin Oaks on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.4     Applications; Consents.

(a)     Ottawa and Twin Oaks shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Ottawa and Twin Oaks shall furnish each other with all information concerning themselves, and any of their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Twin Oaks or Ottawa to any Governmental Entity in connection with the transactions contemplated by this Agreement. Ottawa and Twin Oaks shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)     As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5     Antitakeover Provisions. Twin Oaks shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Ottawa, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature in the charter and bylaws of Twin Oaks, and the provisions of any applicable federal or state antitakeover laws.

5.6     Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7     Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8     Stockholders Meeting; Members Meeting.

(a)     Ottawa Savings Bancorp will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Ottawa Savings Bancorp will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its stockholders (the “Ottawa Stockholders Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Ottawa Savings Bancorp’s Board of Directors will use all reasonable best efforts to obtain from Ottawa Savings Bancorp’s stockholders a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) Ottawa Savings Bancorp’s Board of Directors shall recommend to Ottawa Savings Bancorp’s stockholders approval and adoption of this Agreement, (ii) the proxy statement Ottawa Savings Bancorp distributes to its stockholders shall include a statement to the effect that Ottawa Savings Bancorp’s Board of Directors has recommended that Ottawa Savings Bancorp’s stockholders vote in favor of the approval and adoption of this Agreement, and (iii) Ottawa Savings Bancorp MHC shall vote all shares of Ottawa Savings Bancorp Common Stock owned by it in favor of the approval and adoption of this Agreement.

(b)     Twin Oaks will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, Twin Oaks will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of Twin Oaks’ members, (the “Twin Oaks Members Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Twin Oaks’ Board will use all reasonable best efforts to obtain from Twin Oaks’ members a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) Twin Oaks’ Board will recommend to its members that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement Twin Oaks distributes to its members shall include a statement to the effect that Twin Oaks’ Board of Directors has recommended that its members vote in favor of the approval and adoption of this Agreement, and (iii) neither Twin Oaks’ Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Ottawa, the recommendation of Twin Oaks’ Board of Directors that its members vote in favor of approval and adoption of this Agreement or make any statement in connection with the Twin Oaks Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Twin Oaks’ Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to members at the Twin Oaks Members Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to its members or an appropriate amendment or supplement thereto to the extent required by law; provided that prior to submitting the Agreement without recommendation, Twin Oaks shall have complied in all material respects with Section 5.1, including providing Ottawa Savings Bancorp with prompt written notice (and in any event within twenty-four (24) hours) advising it of the decision of Twin Oaks’ Board of Directors to take such action.

(c)     If required, Ottawa Savings Bancorp MHC will submit to its members this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required, Ottawa Savings Bancorp MHC will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its members (the “Ottawa Members Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. If Ottawa Savings Bancorp MHC is required to hold such Ottawa Members Meeting, Ottawa Savings Bancorp MHC’s Board of Directors will use all reasonable best efforts to obtain from Ottawa Savings Bancorp MHC’s members a vote approving and adopting this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. If Ottawa Savings Bancorp MHC is required to hold such Ottawa Members Meeting, (i) Ottawa Savings Bancorp MHC’s Board of Directors shall recommend to Ottawa Savings Bancorp MHC’s members approval and adoption of this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement, and (ii) any proxy statement Ottawa Savings Bancorp MHC is required to distribute to its members shall include a statement to the effect that Ottawa Savings Bancorp MHC’s Board of Directors has recommended that Ottawa Savings Bancorp MHC’s members vote in favor of the approval and adoption of this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement.

5.9     Proxy Statements.

(a)     As promptly as reasonably practicable following the date hereof, Ottawa Savings Bancorp and, if required, Ottawa Savings Bancorp MHC, shall prepare and file with the Federal Reserve Board, a proxy statement and related materials relating to the matters to be submitted to the stockholders of Ottawa Savings Bancorp and/or the members of Ottawa Savings Bancorp MHC at their respective Ottawa Members Meeting or Ottawa Stockholders Meeting, (such proxy statement(s) and related materials and any amendments or supplements thereto being individually and collectively referred to as the “Ottawa Proxy Statement”). Twin Oaks will furnish to Ottawa the information required to be included in the Ottawa Proxy Statement with respect to the financial statements, business and affairs of Twin Oaks and shall have the right to review and consult with Ottawa on the form of, and any characterizations of such information included in, the Ottawa Proxy Statement prior to its being filed with the Federal Reserve Board and the SEC. Ottawa Savings Bancorp shall use reasonable best efforts to have the Ottawa Proxy Statement cleared for use by the Federal Reserve Board and the SEC and to have the Ottawa Proxy Statement mailed to Ottawa Savings Bancorp’s stockholders and/or to the Ottawa Savings Bancorp MHC’s members, required. As applicable, Ottawa Savings Bancorp and/or Ottawa Savings Bancorp MHC will advise Twin Oaks, promptly after it receives notice thereof, of the time when the Ottawa Proxy Statement has been cleared for use by the Federal Reserve Board and the SEC or any request by the Federal Reserve Board or the SEC for amendment of the Ottawa Proxy Statement. If at any time prior to the Effective Time any information relating to Twin Oaks or Ottawa, or any of their respective affiliates, officers or directors, should be discovered by Twin Oaks or Ottawa which should be set forth in an amendment or supplement to the Ottawa Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Federal Reserve Board and the SEC and disseminated to the stockholders of Ottawa Savings Bancorp.

(b)     As promptly as reasonably practicable following the date hereof, Twin Oaks shall prepare and file with the Federal Reserve Board and the OCC, a proxy statement and related materials relating to the matters to be submitted to the members of Twin Oaks at its Members Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the (“Twin Oaks Proxy Statement”). Upon request, Ottawa will furnish to Twin Oaks the information required to be included in the Twin Oaks Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Twin Oaks on the form of, and any characterizations of such information included in, the Twin Oaks Proxy Statement prior to its being filed with the Federal Reserve Board or the OCC, as applicable. Twin Oaks shall use reasonable best efforts to have the Twin Oaks Proxy Statement cleared for use by the Federal Reserve Board or the OCC, as applicable, and to have the Twin Oaks Proxy Statement mailed to Twin Oaks’ members as promptly as practicable thereafter. Twin Oaks will advise Ottawa, promptly after it receives notice thereof, of the time when the Twin Oaks Proxy Statement has been cleared for use by the Federal Reserve Board or the OCC, as applicable, or any request by the Federal Reserve Board or the OCC, as applicable, for amendment of the Twin Oaks Proxy Statement. If at any time prior to the Effective Time any information relating to Twin Oaks or Ottawa or any of their respective affiliates, officers or directors, should be discovered by Twin Oaks or Ottawa which should be set forth in an amendment or supplement to the Twin Oaks Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Federal Reserve Board or the OCC, as applicable, and disseminated to Twin Oaks’ members.

5.10     Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect. Each of the parties hereto shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11     Employee Benefits Matters.

(a)     It is Ottawa’s intention to retain as many of Twin Oaks’ officers and employees as is reasonably practical. All persons who are employees of Twin Oaks immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Twin Oaks Continuing Employee”) shall, at the Effective Time, become employees of Ottawa Savings Bank; provided, however, that in no event shall any of Twin Oaks’ employees be officers of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp or Ottawa Savings Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank. At the Effective Time, Ottawa will appoint Craig M. Hepner as Chief Operating Officer in accordance with the bylaws. All other Twin Oaks Continuing Employees shall be employed at the will of Ottawa Savings Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(b)     To the extent that Ottawa terminates the employment of any of Twin Oaks’ employees, other than for cause, at or within twelve months following the Effective Time, Ottawa shall provide to such former Twin Oaks employee a severance payment equal to two weeks’ salary for each year of service that such employee was employed by Twin Oaks, up to a maximum of 26 weeks’ salary; provided, however, that Ottawa shall not have any obligation to provide any severance payment to any of Twin Oaks’ employees or Twin Oaks Continuing Employees whose termination of employment occurs due to death, disability, resignation or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with Twin Oaks or Ottawa. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except no employee shall receive less than two weeks of base pay. For purposes of calculating base pay, Twin Oaks employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date. For these purposes, “Cause” shall mean termination due to the employee’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final removal and prohibition order.

(c)     As of the Effective Time, Ottawa Savings Bank shall make available employer-provided health and other employee welfare benefit plans to each Twin Oaks Continuing Employee on the same basis as it provides such coverage to Ottawa Savings Bank employees. Twin Oaks Continuing Employees shall receive credit for service with Twin Oaks under any existing or new Ottawa Savings Bank health plan in which such employees or their dependents would be eligible to enroll. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Twin Oaks Continuing Employees who become covered under a Ottawa Savings Bank health plan shall be required to satisfy the deductible limitations of the Ottawa Savings Bank health plan and shall be subject to the out of pocket maximums of that plan for the plan year in which coverage commences, with offset for deductibles satisfied and out- of- pocket expenses incurred under the Twin Oaks health plan and Twin Oaks Continuing Employees shall not be subject to any preexisting condition under such plans. Unless a Twin Oaks Continuing Employee affirmatively terminates coverage under an Twin Oaks health plan prior to the time that such Twin Oaks Continuing Employee becomes eligible to participate in an Ottawa Savings Bank health plan, no coverage of any of the Twin Oaks Continuing Employees or their dependents shall terminate under any other Twin Oaks health plans prior to the time such Twin Oaks Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Ottawa Savings Bank and their dependents.

(d)     Each Twin Oaks Continuing Employee shall be eligible to participate in the Ottawa Employee Stock Ownership Plan and 401(k) Plan with credit for prior service with Twin Oaks for purposes of eligibility and vesting but not for purposes of benefit accrual.

(e)     Prior to the Effective Date, Twin Oaks will freeze the Twin Oaks Savings Bank Director Retirement Plan as to benefit accruals and years of service immediately prior to the Effective Date. Prior to the Effective Date Twin Oaks will amend the Twin Oaks Savings Bank Director Retirement Plan to clarify that benefits to which Twin Oaks directors are entitled pursuant to such plan are based solely on the level of fees paid to such directors by Twin Oaks. Ottawa shall honor all obligations under the Twin Oaks Savings Bank Director Retirement Plan. Non-continuing directors will be treated as retirees under the Plan and begin receiving distributions following the Closing Date.  Continuing directors will receive benefits following their retirement from the Ottawa Board of Directors at such time as they become eligible to receive such benefits.  The director and officer deferred compensation arrangements under the Twin Oaks Savings Bank 2008 Deferred Income Plan and the Twin Oaks Savings Bank Deferred Directors’ Plan will be paid out by Twin Oaks immediately prior to the Effective Time in accordance with their terms or, alternatively, if consented to by Ottawa Savings Bank, which consent will not be unreasonably withheld, Twin Oaks may pay out such deferred compensation through the transfer of life insurance policies owned by Twin Oaks for which the applicable director is the named insured.

(f)     Until and through December 31, 2014, Twin Oaks’ Continuing Employees will remain eligible for the benefits provided under Twin Oaks’ vacation, sick leave and personal day policies existing as of the date of this Agreement. Beginning on January 1, 2015, Twin Oaks Continuing Employees shall be eligible for the benefits provided under any existing or new Ottawa Savings Bank vacation, sick leave or personal day policies on the same basis as Ottawa Savings Bank provides such benefits to Ottawa Savings Bank employees, with Twin Oaks Continuing Employees receiving credit for prior service with Twin Oaks for purposes of eligibility and vacation accrual.

5.12     Indemnification.

(a)     From and after the Effective Time, through the sixth anniversary of the Effective Time, Ottawa Savings Bank agrees to indemnify and hold harmless each of the current and former directors, officers and employees of Twin Oaks (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Twin Oaks or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Twin Oaks’ charter and bylaws or applicable regulations as in effect on the date of this Agreement and as permitted by applicable law, and Ottawa Savings Bank shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)     Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such action, suit, proceeding or investigation described above, shall promptly notify Ottawa Savings Bank thereof. Any failure to so notify shall not affect the obligations of Ottawa under Section 5.12(a) unless and to the extent that Ottawa Savings Bank is actually prejudiced as a result of such failure.

(c)     For a period of three years from the Effective Time, Ottawa Savings Bank shall maintain Twin Oaks’ current directors’ and officers’ liability insurance covering each person currently covered by Twin Oaks’ directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Ottawa Savings Bank be required to expend, in the aggregate, pursuant to this Section 5.12(c), more than 150% of the annual premiums currently paid by Twin Oaks for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Ottawa Savings Bank shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount and provided further that Ottawa may (i) request Twin Oaks to, and Twin Oaks shall, purchase at Ottawa’s expense prior to the Effective Time, an extended reporting period endorsement under Twin Oaks’ existing directors’ and officers’ liability insurance policy or (ii) request Twin Oaks to, and Twin Oaks shall, purchase prior to the Effective Time, a prepaid “tail” policy the material terms of which, including coverage and amount are no less favorable in any material respect to such persons than Twin Oaks’ existing insurance policy as of the date hereof, at an aggregate cost not to exceed 200% of the current annual premium for such insurance. If such tail policy has been obtained by Twin Oaks prior to the Effective Time, Ottawa Savings Bank shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by Ottawa Savings Bank and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Twin Oaks may be required to make application and provide customary representations and warranties to Ottawa’s insurance carrier for the purpose of obtaining such insurance.

(d)     In the event Ottawa Savings Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in required each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ottawa Savings Bank assume the obligations set forth in this Section 5.12.

(d)     The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13     Board of Directors and Executive Officers.

(a)     Ottawa shall take all action necessary to appoint three members of Twin Oaks’ Board of Directors, who shall be Craig M. Hepner, Thomas Adler and William Kuiper, to the Board of Directors of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank, effective upon the Effective Time. Messrs. Hepner, Adler and Kuiper shall each be appointed to a different one of the three classes of directors for each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank.

(b)     Ottawa shall take all action necessary to appoint Craig M. Hepner as Chief Operating Officer of Ottawa Savings Bancorp and Ottawa Savings Bank.

5.14     Registration of Ottawa Savings Bancorp Common Stock. Ottawa Savings Bancorp shall take any action required to be taken under any applicable state securities laws in connection with the Merger and Twin Oaks shall furnish all information concerning it as may be reasonably requested in connection with such action.

5.15     Branches. It is expected that there will be no Ottawa Savings Bank or Twin Oaks branch closings or relocations or consolidations of exiting branches as part of the Merger. The branch offices of Twin Oaks will continue to operate under the name “Twin Oaks Savings Bank, a division of Ottawa Savings Bank,” subject to applicable laws, rules and regulations governing names of divisions of federal savings banks.

ARTICLE VI

Conditions to Consummation

6.1     Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)     Stockholder/Member Approval. This Agreement shall have been approved by the requisite vote of Ottawa Savings Bancorp’s Stockholders, Twin Oaks’ members and, if required, by Ottawa Savings Bancorp MHC’s members, in accordance with applicable laws and regulations.

(b)     Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired.

(c)     No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)     Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Ottawa (after giving effect to the consummation of the transactions contemplated hereby).

6.2     Conditions to the Obligations of Ottawa. The obligations of Ottawa to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Ottawa:

(a)     Twin Oaks’ Representations and Warranties. Each of the representations and warranties of Twin Oaks set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each of the representations and warranties of Twin Oaks set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Twin Oaks, considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)     Performance of Twin Oaks’ Obligations. Twin Oaks shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)     Officers’ Certificate. Ottawa shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Twin Oaks to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Twin Oaks.

(e)     Good Standing and Other Certificates. Ottawa shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Twin Oaks and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Ottawa may reasonably require.

(f)     Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Ottawa of the transactions contemplated hereby that, had such condition or requirement been known, Ottawa would not, in its reasonable judgment, have entered into this Agreement.

6.3     Conditions to the Obligations of Twin Oaks. The obligations of Twin Oaks to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Twin Oaks:

(a)     Ottawa Representations and Warranties. Each of the representations and warranties of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each of the representations and warranties of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Ottawa considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)     Performance of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank’s Obligations. Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time of the Merger.

(c)     Officers’ Certificate. Twin Oaks shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Ottawa.

(e)     Good Standing and Other Certificates. Twin Oaks shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Ottawa and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Twin Oaks may reasonably require.

(f)     Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Twin Oaks of the transactions contemplated hereby that, had such condition or requirement been known, Twin Oaks would not, in its reasonable judgment, have entered into this Agreement.

ARTICLE VII

Termination

7.1     Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any required member or stockholder approval:

(a)     Mutual Consent. By the mutual written consent of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank and Twin Oaks; or

(b)     No Stockholder or Member Approval. By Ottawa or Twin Oaks, in the event of the failure of Ottawa Savings Bancorp’s stockholders or Twin Oaks’ members, or, if required, Ottawa Savings Bancorp MHC’s members, to approve the Agreement at their respective meetings, provided, however, that;

(i)

Ottawa shall only be entitled to terminate the Agreement pursuant to this clause if Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp have complied in all material respects with their obligations under Section 5.8; and

(ii)	Twin Oaks shall only be entitled to terminate the Agreement pursuant to this clause if Twin Oaks has complied in all material respects with its obligations under Section 5.8; or

(c)     No Regulatory Approval. By either Ottawa or Twin Oaks, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-applicable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)     Delay. By either Ottawa or Twin Oaks, in the event the Merger shall not have occurred by April 30, 2015, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e)     Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Ottawa or Twin Oaks (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)     Failure of Twin Oaks to Recommend Approval. By Ottawa if: (i) the Board of Directors of Twin Oaks does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of Twin Oaks withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Ottawa; or

(g)     Failure of Ottawa to Recommend Approval. By Twin Oaks if: (i) the Board of Directors of Ottawa Savings Bancorp MHC or Ottawa Savings Bancorp, as applicable, does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, that the members of Ottawa Savings Bancorp MHC or the stockholders of Ottawa Savings Bancorp, as applicable, approve and adopt this Agreement or (ii) after making such recommendation in such proxy statement, the Board of Directors of Ottawa Savings Bancorp MHC or Ottawa Savings Bancorp, as applicable, withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Twin Oaks; or

(h)     Superior Proposal. By Twin Oaks, (i) if the Board of Directors of Twin Oaks authorizes Twin Oaks to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Twin Oaks has determined is a Superior Proposal and (2) Twin Oaks has not materially breached its obligations under Section 5.1; provided, that Twin Oaks shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following Twin Oaks’ written notice advising Ottawa Savings Bancorp that Twin Oaks has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Twin Oaks intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Twin Oaks shall provide a reasonable opportunity to Ottawa Savings Bancorp during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable Twin Oaks to proceed with the transactions contemplated herein on such adjusted terms.

7.2     Termination Fees.

(a)     If this Agreement is terminated by Twin Oaks pursuant to Section 7.1(e) hereof as a result of Ottawa’s willful or intentional breach, in any material respect, of its representations or warranties or as a result of Ottawa’s willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, then Ottawa shall pay Twin Oaks a termination fee of $122,500.

(b)     If this Agreement is terminated by (i) Ottawa pursuant to Section 7.1(e) hereof as a result of Twin Oaks’ willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in Section 5.1 hereof, or (ii) Twin Oaks pursuant to Section 7.1(h) hereof, then Twin Oaks shall pay Ottawa a termination fee of $250,000.

(c)     If after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Twin Oaks or has been made directly to its members generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Twin Oaks and (i) thereafter this Agreement is terminated by either Twin Oaks or Ottawa pursuant to Section 7.1(d) and Twin Oaks shall have failed to obtain the approval of this Agreement by Twin Oaks’ members at the duly convened meeting of Twin Oaks’ members or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (ii) thereafter this Agreement is terminated by Ottawa pursuant to Section 7.1(f), and (iii) prior to the date this is twelve (12) months after the date of such termination, Twin Oaks enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Twin Oaks shall pay Ottawa a termination fee of $250,000.

(d)     Except to the extent this Agreement is terminated pursuant to Section 7.2(b), Section 7.2(c),or Section 7.2(e) hereof, if this Agreement is terminated by Ottawa pursuant to Section 7.1(e) hereof as a result of Twin Oaks’ willful or intentional breach, in any material respect, of its representations or warranties or as a result of Twin Oaks’ willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, then Twin Oaks shall pay Ottawa a termination fee of $122,500.

(e)      If this Agreement is terminated by Ottawa pursuant to Section 7.1(e) hereof because Twin Oaks has experienced a Material Adverse Effect as identified by the preparation of the Audited Financial Statements, then Twin Oaks shall pay Ottawa a termination fee equal to the reasonable expenses Ottawa has incurred in connection with the preparation of this Agreement and any actions relating thereto or as a result thereof, up to a maximum of $122,500.

7.3     Effect of Termination. In the event of termination of this Agreement by either Ottawa or Twin Oaks as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of the willful breach of any provision of this Agreement.

ARTICLE VIII

Certain Other Matters

8.1     Interpretation.  When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2     Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 and Section 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4     Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois, without regard to conflicts of laws principles.

8.6     Expenses. Except as provided in Section 7.2, or as is otherwise expressly set forth in this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank, to:

Ottawa Savings Bank FSB

925 LaSalle Street

Ottawa, Illinois 61350

Facsimile: (815) 433-2573

Attention: Jon Kranov

With copies to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Facsimile: (202) 204-5614

Attention: Edward G. Olifer, Esq.

If to Twin Oaks, to:

Twin Oaks Savings Bank

125 West Bluff Street

Marseilles, Illinois 61341

Facsimile: (815) 795-6381

Attention: Craig M. Hepner

With copies to:

Howard & Howard Attorneys PLLC

200 South Michigan Avenue

Suite 1100

Chicago, Illinois 60604

Facsimile: (312) 939-5617

Attention: Joseph B. Hemker, Esq.

8.8     Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12 and Section 5.13, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9     Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the written consent of the other parties.

[Signature Page To Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Ottawa Savings Bancorp MHC

By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

Ottawa Savings Bancorp, Inc.

By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

Ottawa Savings Bank FSB

By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

Twin Oaks Savings Bank

By:	/s/ Craig M. Hepner
Craig M. Hepner
President

Exhibit A

Voting Agreement

June__, 2014

Ottawa Savings Bank FSB

Ottawa Savings Bancorp, Inc.

Ottawa Savings MHC

925 LaSalle Street

Ottawa, Illinois 61350

To the Board of Directors:

The undersigned is a director and/or an executive officer of Twin Oaks Savings Bank (“Twin Oaks”). Simultaneously with the execution hereof, Ottawa Savings Bank FSB (“Ottawa Savings”) and Twin Oaks are executing an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Twin Oaks through the merger of Twin Oaks with and into Ottawa Savings (the “Merger”). The execution of the Agreement by Ottawa Savings is subject to the execution and delivery of this letter agreement.

In consideration of the expenses that Ottawa Savings will incur in connection with the transactions contemplated by the Agreement and to induce Ottawa Savings to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a member of Twin Oaks, and not in his capacity as a director or officer of Twin Oaks, as follows:

1.     While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the votes that the undersigned shall be entitled to so vote: (a) for the approval of the Agreement and the Merger at the meeting of the members of Twin Oaks; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

2.     The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, Ottawa Savings shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

3.     This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Twin Oaks’ members with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

4.     The parties hereto acknowledge that the undersigned is entering into this letter agreement solely in his or her capacity as a member of Twin Oaks and, notwithstanding anything to the contrary in this letter agreement, nothing in this letter agreement is intended or shall be construed to require the undersigned, in his or her capacity as a director and/or an executive officer of Twin Oaks, to act or fail to act other than in accordance with his or her fiduciary duties.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of

the date first above written:

Ottawa Savings Bank

By: Jon Kranov

Its: President and Chief Executive Officer

Exhibit B

Directors of the Resulting Savings Institution

Thomas Adler

John M. Armstrong

James Ferrero

Craig M. Hepner

Keith Johnson

Jon Kranov

William Kuiper

Arthur C. Mueller

Daniel J. Reynolds

Exhibit C

Senior Executive Officers of the Resulting Savings Institution

Jon Kranov, President and Chief Executive Officer

Craig M. Hepner, Executive Vice President and Chief Operating Officer

Marc N. Kingry, Chief Financial Officer

Philip B. Devermann, Vice President